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                                                                    Exhibit 10.8



                            FELCOR SUITE HOTELS, INC.
                          545 E. John Carpenter Freeway
                                   Suite 1300
                             Dallas, TX  75206-3933
                                 (972) 444-4900

                                  June 4, 1997



Promus Hotels, Inc.
755 Crossover Lane
Memphis, TN  38117

          Re:  REPURCHASE OF 1,200,000 SHARES FELCOR COMMON STOCK

Ladies and Gentlemen:

We understand that Promus Hotels, Inc. ("Promus") is the holder of 1,626,793 shares of common stock of FelCor Suite Hotels, Inc. ("FelCor"). We also understand that Promus desires to sell 1,200,000 shares of such common stock (the "Promus Shares"). As you know, FelCor is contemplating an underwritten public offering of its common stock within 60 days of the date hereof (the "Offering"), and, in order to eliminate the potential adverse market effect of the sale of the Promus Shares, FelCor is willing to purchase the Promus Shares directly from Promus.

This letter agreement ("Agreement") is written to set forth the understanding and agreement reached between FelCor and Promus concerning the repurchase by FelCor of the Promus Shares. Subject to the terms and conditions set forth below, FelCor and Promus hereby agree as follows:

1. Promus will sell the Promus Shares to FelCor at a price per share equal to the net amount per share received by FelCor from the Offering less 50 cents per share.

2. FelCor shall pay Promus the amount of the second quarter dividend for the Promus Shares on July 30, 1997 by separate check whether or not Promus is a holder of the Promus Shares on the record date.

3. Promus shall enter into any customary "lock-up" agreements with the underwriters for the Offering as the underwriters may request, pursuant to which Promus will agree not to sell any additional shares of FelCor common stock for a period of up to eighteen months following the date of the Offering except, with the consent of the lead underwriters, in conjunction with an underwritten public offering by FelCor.

4. The purchase of the Promus Shares by FelCor shall be contingent upon the successful completion of the Offering and shall occur simultaneously therewith.


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Promus Hotels, Inc.
June 4, 1997
Page 2


5. If the Offering has not occurred within 60 days of the date hereof, this Agreement shall terminate.

If the terms and conditions of this Agreement are acceptable to you, please sign the Acknowledgment and Agreement below to indicate your acceptance of this Agreement.

                                   Very truly yours,

                                   FELCOR SUITE HOTELS, INC.



                                   By:   /s/   LAWRENCE D. ROBINSON
                                       ----------------------------------
                                        Name:     Lawrence D. Robinson
                                        Title:    Senior Vice President


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Promus Hotels, Inc.
June 4, 1997
Page 3


                          Acknowledgment and Agreement

We, the undersigned, hereby acknowledge that we have read, reviewed, and understood the contents of the Agreement above and that by signing below shall make the terms and conditions set forth in the Agreement a binding obligation of Promus.

Dated:  June 5, 1997

PROMUS HOTELS, INC.



By:   /s/  CAROL G. CHAMPION
    -----------------------------
Name:   Carol G. Champion
Title:  Vice President and Treasurer